Exhibit 10.27

Cypress Bioscience

2006 Bonus Plan

On February 17, 2005, the Compensation Committee of the Board of Directors of the Company adopted a Bonus Plan for the officers of the Company. The Bonus Plan was adopted to provide an outcome-based annual cash incentive to the officers of the Company. Pursuant to the Bonus Plan, the officers of the Company are eligible to receive cash bonuses up to between 25% to 66 2/3% of base salary, depending on the applicable participant’s position at the Company, for the year ended December 31, 2006. The portion of the bonus earned, if any, is contingent upon the Company’s achievement of certain corporate goals related to new product opportunities and an increase in stockholder value. The Compensation Committee established these corporate goals and the timelines for their achievement at the February 17th meeting. Individual awards will be pro rated for a partial year of service. Awards, if any, will be paid upon achievement of the corporate goals established by the Compensation Committee. These awards are only payable if the participant continues to be employed on the date of payment.